Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Elaine Ketchmere, Partner
China Nutrifruit Group Limited	CCG Investor Relations
Tel: +852 9039 8111	Tel: +1-310-954-1345 (LA office)
Email: zsj@chinanutrifruit.com	Email: elaine.ketchmere@ccgir.com
Website: www.chinanutrifruit.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com
FOR IMMEDIATE RELEASE

China Nutrifruit Announces Results of Annual Meeting of Stockholders

Daqing, Heilongjiang Province, China – March 30, 2012, China Nutrifruit Group Limited (NYSE Amex: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today announced the results of its annual meeting of stockholders (the "Annual Meeting") held on Thursday, March 29, 2012 in Daqing, PRC.

At the Annual Meeting, stockholders re-elected each of the following nominees to the board of directors of the Company to serve until the next annual meeting of stockholders and until his successor is fully elected and qualified or until his earlier resignation or removal. Changjun Yu, Jizeng Zhang, Chun Wai Chan and Jingfu Li. China Nutrifruit's shareholders ratified the appointment of HLB Hodgson Impey Cheng as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2012.

About China Nutrifruit Group Limited

Through its subsidiaries Daqing Longheda Food Company Limited and Daqing Senyang Fruit and Vegetable Food Technology Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, seabuckthorn, blackcurrant and raspberry. Its processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network throughout 18 provinces in China. For more information, please visit http://www.chinanutrifruit.com.

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